GEORGIA-PACIFIC CORPORATION


Law Department                                   133 Peachtree
                                                 Street, N.E.
                                                 P.O. Box 105605
James F. Kelley                                  Atlanta, Georgia
Senior Vice                                      30348-5605
President - Law                                  Telephone (404)
and General Counsel                              652-5440
                                                 Facsimile (404)
                                                 584-1461


                            December 18, 1997

To the Board of Directors of
Georgia-Pacific Corporation

Ladies and Gentlemen:

     As Senior Vice President - Law and General Counsel of Georgia-Pacific Corporation, a Georgia corporation (the "Corporation"), I have reviewed the proceedings relative to the authorization of the Georgia-Pacific Corporation 1990 Long-Term Incentive Plan, the Georgia-Pacific Corporation 1993 Employee Stock Option Plan, the Georgia-Pacific Corporation 1994 Employee Stock Option Plan, the Georgia-Pacific Corporation 1995 Shareholder Value Incentive Plan, as Amended and Restated, the Georgia-Pacific Corporation/Georgia-Pacific Group 1997 Long-Term Incentive Plan and the Georgia-Pacific Corporation/Timber Group 1997 Long-Term Incentive Plan (collectively, the "Option Plans"), together with the Georgia-Pacific Corporation Savings and Capital Growth Plan and the Georgia-Pacific Corporation Hourly 401(k) Plan (together, the "Savings Plans" and, collectively with the Option Plans, the "Plans") of the Corporation pursuant to which the Corporation proposes (i) to grant to certain officers and key employees options to purchase and (ii) to enable eligible employees participating in the Savings Plans to purchase up to an aggregate of 11,676,940 shares of Georgia-Pacific Corporation - Georgia-Pacific Group Common Stock, par value $.80 per share ("G-P Group Common Stock"), and up to an aggregate of 9,476,940 shares of Georgia-Pacific Corporation - Timber Group Common Stock, par value $.80 per share ("Timber Group Common Stock"), subject to adjustment upon the occurrence of certain events.

     I am of the opinion that the shares of G-P Group Common Stock and Timber Group Common Stock (i) issuable upon the exercise of the options pursuant to the Option Plans and (ii) to be purchased pursuant to the Savings Plans, all as described in the Registration Statement on Form S-8 filed on December 18, 1997 (the "Registration Statement"), under the Securities Act of 1933, as amended, have been duly authorized and, when issued in accordance with the provisions of the respective Plans, will be legally and validly issued, fully paid and nonassessable. I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.


     I am a member of the bar of the State of New York and do not hold myself out to be an expert on the laws of any other state. I express no opinion on the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. Insofar as this opinion relates to matters of Georgia law, I have relied on an opinion of even date addressed to me by an attorney in the Law Department of the Corporation licensed to practice law in the State of Georgia.

                              Very truly yours,
                              /s/James F. Kelley
                              James F. Kelley
                              Senior Vice President - Law
                                 and General Counsel